PHONE.COM TO ACQUIRE ONEBOX.COM

                 ONEBOX.COM'S INTERNET-BASED UNIFIED MESSAGING TO
              EXTEND AND ACCELERATE PHONE.COM'S OFFERINGS OF POWERFUL
                    INTERNET COMMUNICATIONS APPLICATIONS

REDWOOD CITY AND SAN MATEO, CALIF., (FEB 14, 2000) --
Phone.com, Inc. (Nasdaq: PHCM - news) a leading provider of mobile Internet software and services, today announced it has signed a definitive agreement to acquire Onebox.com, Inc. for approximately $850 million in Phone.com common stock. Headquartered in San Mateo, California, Onebox.com is a leading communications application service provider with 2.5 million registered users worldwide utilizing unified email, voicemail, fax, and wireless-enabled communication applications. Onebox.com's suite of applications will be integrated with Phone.com's offerings and will be delivered as outsourced solutions or stand alone products to telecom and Internet-based service providers worldwide.

"Phone.com has successfully created the leading Internet-based application platform for wireless telecommunications," said Alain Rossmann, chairman and chief executive officer of Phone.com. "We now significantly broaden our target markets and product offerings with Onebox.com's advanced Unified Messaging applications. Together we will provide telecom and Internet-based service providers a time-to-market advantage in deploying the next-generation killer applications as the convergence of the Internet and wireless telephony accelerates. I am pleased to welcome Onebox.com's experienced team to Phone.com, and to announce that Onebox.com's chief executive officer, Ross Bott, will join Phone.com as chief operating officer for our product groups."

"The demand for unified messaging solutions is robust, as evidenced by Onebox.com's success in adding 2.5 million subscribers in just six months," said Ross Bott, chief executive officer of Onebox.com. "Users enjoy universal access to email, voicemail, and faxes from their phone, Internet-connected PC, browser-enabled mobile phone. Onebox.com's offerings combined with Phone.com's extensive footprint of over 50 wireless operators and powerful sales channels should accelerate the deployment of these advanced unified messaging solutions. I am delighted to assume my new responsibilities at Phone.com."

Based on a highly scalable and reliable IP infrastructure, Onebox.com has designed its architecture to deliver high-quality carrier class services that scale to support millions of subscribers and to support future innovations in communications technology. Phone.com will offer Onebox.com's applications by providing state-of-the-art unified messaging solutions as a hosted service or as standalone products. This choice gives telecom and Internet-based service providers the ability to rapidly deliver the messaging services consumers demand.

"Over the past two months we have executed a strategy to acquire the best-of-breed applications for next-generation communication services," said Alan Black, chief financial officer of Phone.com. "With the acquisition of @Motion, Paragon, and now Onebox.com, Phone.com has raised the bar yet another level and has re-written the competitive landscape in the wireless Internet industry. In addition to strengthening our competitive position at the infrastructure level, we have now leapfrogged our competitors at the applications layer. These acquisitions expand our target markets and are expected to fuel revenue acceleration."

In connection with the acquisition, Onebox.com's shareholders will receive a fixed number of approximately 6.5 million shares of Phone.com common stock. The stock-for-stock transaction will be accounted for using purchase accounting and closing is anticipated to occur during Phone.com's fourth quarter of fiscal 2000. The acquisition is subject to customary closing conditions and regulatory approval. Integration of the two companies and their products is expected to occur rapidly. Onebox.com's 70 employees will be fully integrated into Phone.com.

ABOUT PHONE.COM

Phone.com, Inc. (Nasdaq:PHCM) is a leading provider of software and services that enable the delivery of Internet-based information services to mass-market wireless telephones. Using its software, wireless subscribers have access to Internet- and corporate intranet-based services, including Email, news, stocks, weather, travel and sports. In addition, subscribers have access via their wireless telephones to network operators' intranet-based telephony services, which may include over-the-air activation, call management, billing history information, pricing plan subscription and voice message management. Phone.com is headquartered in Silicon Valley, California and has regional offices in Belfast, Copenhagen, London and Tokyo. Visit http://www.phone.com for more information.

ABOUT ONEBOX.COM

Onebox.com is the communications application service provider (CASP) meeting the global demand for wireless and Internet-based messaging. With a highly scalable, highly reliable pure IP infrastructure, Onebox.com provides services for phone carriers, ISP's and Internet portals to provide millions of customers worldwide with email, voicemail, and wireless applications. Onebox.com is a privately held company based in San Mateo, California.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Phone.com's limited operating history, potential fluctuations in Phone.com's operating results, uncertainties related to Phone.com's long sales cycle and reliance on a small number of customers, Phone.com's dependence on the acceptance of its products by network operators and wireless subscribers, Phone.com's ability to adequately address the rapidly-evolving market for delivery of Internet-based services through wireless telephones, the need to achieve widespread integration of Phone.com's browser in wireless telephones, competition from companies with substantially greater financial, technical, marketing and distribution resources and the ability of Phone.com to manage a complex set of engineering, marketing and distribution relationships. Further information regarding these and other risks are included in Phone.com's Form 10-Q for quarter ended September 30, 1999, in its prospectus dated November 16, 1999 and in its other filings with the Securities and Exchange Commission.

The Phone.com name and logo and the family of terms carrying the "UP." prefix are trademarks of Phone.com, Inc. Onebox and Onebox.com are registered trademarks of Onebox, Inc. All other company, brand and product names may be marks that are the sole property of their respective owners.


For more information:

Contact Phone.com Worldwide Public Relations

    Phone.com, Inc.
    Alan Black
    Chief Financial Officer
    650-817-1447
    investor@corp.phone.com

    The Carson Group
    Bonnie McBride
    Managing Director
    415-617-2540


    MEDIA RELATIONS:

    Phone.com, Inc.
    Rowan Benecke
    PR21
    415-369 8102
    rowan_benecke@pr21.com

    Phone.com (Europe) Limited
    Vicky Ryce
    Text 100 Ltd.
    44-0-181-242-4248
    vickyr@text100.co.uk